Exhibit 10.3

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

PATENT LICENSE AGREEMENT

This patent license agreement (“Agreement”) is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and BioSig Technologies Inc., a Delaware corporation, having a place of business at 54 Wilton Road, 2nd Floor Westport, CT 06880 (“COMPANY”), each a “Party,” and collectively “Parties”.

WHEREAS, MAYO desires to make its intellectual property rights available for the development and commercialization of products, methods, and processes for public use and benefit;

WHEREAS, COMPANY represents itself as being knowledgeable in developing and commercializing biomedical signal processing technology; and

WHEREAS, MAYO is willing to grant and COMPANY is willing to accept an exclusive license under such rights for the purpose of developing such technology.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01     For MAYO, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent MAYO Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, LLC; Mayo Clinic Hospital, Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

For COMPANY, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, COMPANY. For purposes of this definition, “control” means ownership of: (a) at least fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity; or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.02     “Confidential Information”: all proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like provided by one Party to the other under this Agreement, or which is observed by a

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 2 of 17 8/15/2019

Party while on the other Party’s premises. Confidential Information does not include any information or material that receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.03     “Effective Date”: Aug 30th, 2019.

1.04     “Field”: a mapping and ablation catheter system.

1.05     “First Commercial Sale”: in a country, the first commercial sale in that country by COMPANY, its Affiliates, or a Sublicensee of a Licensed Product(s) to a third party following receipt of marketing approval (if required) to sell such Licensed Product(s) in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment Investigational New Drug (IND), any non-registrational studies, or any similar instance where the Licensed Product(s) is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise), or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) shall not constitute a First Commercial Sale.

1.06     “Know-How”: research and development information, materials, technical data, unpatented inventions, trade secrets, know-how and supportive information of Samuel J. Asirvatham M.D. and K. L. Venkatachalam, M.D., in the Field, owned and controlled by MAYO as of the Effective Date, to the extent it is necessary for the development or manufacture of a Licensed Product (Mayo file #2007-192).

1.07     “Licensed Product”: any product, process, or service which: (a) the manufacture, use, sale, offer for sale or importation of which infringes an issued claim of the Patent Rights, or that would infringe but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the United States or other countries; or (b) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, was derived from, identified by, validated, or developed in whole or in part using the Know-How.

1.08     “Net Sales”: the amount invoiced by COMPANY or, in the case of a permitted sublicense, a Sublicensee for the transfer of a Licensed Product to a third party, less documented:

(a) sales, excise, use, or value-added taxes shown on the face of the invoice; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given. Leasing, lending, consigning or any other activity by means of which a non- affiliated third party acquires the right to possess or use a Licensed Product shall be deemed a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties. In the event that COMPANY transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party customers, then Net Sales shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions. If such Affiliate does not retransfer the Licensed Product to third-party customers within one year, Net Sales shall be

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 3 of 17 8/15/2019

calculated to be the higher of:

(a)     the price charged by the COMPANY to the Affiliate, or

(b)     the average price charged by the COMPANY to third-party customers, or

(c)     in the absence of sales to third party customers, the fair market price for the Licensed Products.

Net Sales accrues with the first of delivery or invoice.

In the event that a Licensed Product is sold in combination with another product, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales on sale of that combination by the fraction A/B, where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the combination product. In the event that no such separate sales are made by the COMPANY, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D) where C is the fully allocated cost of the Licensed Product and D is the fully allocated cost of other components, such standard costs being determined using the COMPANY’S standard accounting procedures.

1.09     “Patent Rights”: shall mean U.S. patent number 8,538,501, and any re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing (Mayo file #2007-192).

1.10     “Sublicensee”: any third party or any Affiliate to whom COMPANY has conveyed rights or the forbearance of suit under the Patent Rights or Know-How.

1.11     “Sublicense Income”: consideration in any form received by COMPANY from each Sublicensee, excluding amount paid MAYO on Net Sales. Sublicense Income shall include all fees, payments, equity, research and development funding in excess of COMPANY’s reasonable and documented costs of performing such research and development, and any consideration received for an equity interest in, extension of credit to, or other investment in COMPANY, to the extent such consideration exceeds the fair market value as promptly determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

1.12     “Term”: begins on the Effective Date and ends, subject to Article 10 (Term and Termination), upon the later of either (a) the expiration date of the last to expire of the Patent Rights; or (b) the tenth (10th) anniversary of the date of the First Commercial Sale of a Licensed Product.

1.13     “Territory”: worldwide.

Article 2.00 - Grant of Rights

2.01     GRANT. Subject to the terms and conditions of this Agreement, MAYO grants to COMPANY the following:

(a)     an exclusive license with the right to sublicense, within the Field and Territory, under the Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products; and

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 4 of 17 8/15/2019

(b)     a nonexclusive license, with the right to sublicense, within the Field and Territory, to use the Know-How to develop, make, have made, use, offer for sale, sell, and import Licensed Products.

During the thirty (30) days following the Effective Date, MAYO will provide reasonable access to necessary personnel to transfer Know-How, but in no event shall MAYO be required to provide any Know-How in tangible form if it does not exist in tangible form as of the Effective Date, and in no event shall MAYO be required to provide more than twenty-four (24) hours of such access.

2.02     RESERVATION OF RIGHTS. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights or Know-How, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patent Rights and Know-How in connection with MAYO’s and its Affiliates’ educational, research and clinical programs, including MAYO’s reference laboratory, Mayo Collaborative Services, LLC, and Mayo Clinic Care Network. COMPANY agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03     NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including any improvements thereon, or to any Patent Rights or Know-How outside the Field or Territory that is not expressly stated in Section 2.01 (Grant). All such rights, titles and interests are expressly reserved by MAYO and COMPANY agrees that in no event will this Agreement (i) exhaust any such MAYO patent rights, or (ii) be construed as a sale, an assignment or an implied license by MAYO or its Affiliates to COMPANY of any such tangible or intangible property rights.

2.04     SUBLICENSES. Any sublicense by COMPANY shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, excluding financial terms and conditions, or such sublicense shall be null and void. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of MAYO or such further sublicensing, delegation or assignation shall be null and void. COMPANY will provide MAYO with a copy of each sublicense agreement promptly after execution. COMPANY is responsible for the performance of all Sublicensees as if such performance were carried out by COMPANY itself, including the payment of any royalties or other payments provided for hereunder triggered by such Sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license) to COMPANY or that such amounts be paid by the Sublicensee directly to MAYO. Each sublicense agreement shall name MAYO as a third party beneficiary and, unless MAYO has provided written consent, all rights of Sublicensees shall terminate when COMPANY’s rights terminate. COMPANY shall not grant any fully-paid up, royalty-free or exclusive sublicenses without MAYO’s prior written consent.

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 5 of 17 8/15/2019

Article 3.00 -Consideration and Royalties

3.01     UP-FRONT CONSIDERATION. Within thirty (30) days of the Effective Date, COMPANY shall make a nonrefundable and noncreditable up-front payment to MAYO of ONE HUNDRED THOUSAND DOLLARS (US $100,000)(the “Upfront Consideration”) for entering into this Agreement.

3.02     EARNED ROYALTIES. COMPANY shall make nonrefundable and noncreditable earned royalty payments (“Earned Royalties”) to MAYO of either:

(i)

FOUR PERCENT (4.0%) of Net Sales of Licensed Products defined under Section 1.07(a) provided, however, that in the event COMPANY or any Sublicensee is required to pay royalties to one or more third parties for patent rights necessary to sell a Licensed Product, such that the aggregate royalty obligation exceeds eight percent (8%), the royalty obligation under this subsection 3.02(i) may be reduced by one-half of the amount that the aggregate royalty obligation exceeds eight percent (8%), but in no event shall the royalty obligation under this subsection be reduced to less than two (2%) percent of Net Sales; or

(ii)	TWO PERCENT (2.0%) of Net Sales of Licensed Products defined under Section 1.07(b).

If an Earned Royalty is due under both subsection 3.02 (i) and (ii) above, the higher of the two Earned Royalties shall be paid to MAYO.

The Earned Royalties are payable as described in Section 4.01 (Reports and Payment).

Licensed Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties. No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates.

3.03     MILESTONE FEES. COMPANY will pay the following nonrefundable and noncreditable milestone fees to MAYO for each Licensed Product developed by COMPANY upon the first achievement of the following events:

	EVENT	MILESTONE PAYMENT
1	Initiation of First in Man Study of Licensed Product	$100,000
2	Regulatory Approval/Clearance of Licensed Product	$150,000
3	First Commercial Sale of Licensed Product	$300,000

3.04     SUBLICENSE INCOME ROYALTY. COMPANY will make nonrefundable and noncreditable payments to MAYO of FORTY PERCENT (40%) of Sublicense Income if the Patent Rights are being sublicensed with no other patent rights owned or controlled by COMPANY. Alternatively, the royalty rate hereunder shall be TWENTY PERCENT (20%) of Sublicense Income if the Patent Rights are being sublicensed with all of COMPANY’S intellectual property portfolio protecting its products (a “Portfolio Sublicense”).

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 6 of 17 8/15/2019

The Sublicense Income is payable as described in Section 4.01 (Reports and Payment).

3.05     BEST PRICE. MAYO may, at its sole option, purchase the Licensed Product for use within MAYO’s and its Affiliates’ educational, research, and clinical programs in any quantity at the prior year’s best net price offered by COMPANY to any end user. The prior year’s best net price will be determined on each January 1st and will be reported to MAYO with the report due February 1st pursuant to Section 4.01 (Reports and Payment), and will apply for the 12-month period starting March 1st of such year.

3.07     TAXES. COMPANY is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on COMPANY: (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by COMPANY to MAYO under this Agreement; (b) based on the Patent Rights; or (c) related to use, sale or importation of the Licensed Product. Any withholding taxes that COMPANY is required by law to withhold on remittance of the royalty payments shall be paid forthwith to MAYO in an amount which shall result in the net amount being received by MAYO being equal to the amount which would have been received by MAYO had no such deduction or withholding been made. If necessary, COMPANY will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.

3.08     U.S. CURRENCY. All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by US Bank at the end of the last business day of the quarter in which the payment accrued.

3.09     OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of two percent (2%) above the prime rate in effect at US Bank on the due date. MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following COMPANY’s such failure to pay. The acceptance of any payment, including such interest, shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of COMPANY to make any payment when due.

3.10     RESEARCH AND CLINICAL TRIALS. The Parties acknowledge that any COMPANY sponsored research or clinical trial at MAYO related to this Agreement will be subject to a separate agreement consisting of a defined protocol, associated budget and any terms and conditions that may be required by law or MAYO policy, but will be governed by the intellectual property provisions of this Agreement.

Article 4.00 - Accounting and Reports

4.01     REPORTS AND PAYMENT. Following a First Commercial Sale of a Licensed Product, COMPANY will deliver to MAYO on or before February 1 and August 1 of each year, a written report setting forth a full accounting showing how any amounts due to MAYO for the preceding calendar year have been calculated as provided in this Agreement, including an

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 7 of 17 8/15/2019

accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees. Each report will include product names, part numbers, and quantity sold for each country in which the Licensed Product was sold. Furthermore, the report will include detailed information about Licensed Products sold to MAYO or MAYO Affiliates. If no Licensed Product transfers have occurred and no other amounts are due to MAYO, COMPANY will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such calendar half-year.

4.02     ACCOUNTING. COMPANY will, throughout the Term, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Agreement. Such books and records will be open at all reasonable times for inspection by a representative of MAYO for audit and verification of royalty statements or of compliance with other aspects of this Agreement. The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to COMPANY. In the event such audit reveals an underpayment by COMPANY, COMPANY will within thirty (30) days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by COMPANY of more than five percent (5%) of the amount due, COMPANY will pay interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law. In either event, COMPANY will pay all of MAYO’s costs in conducting the audit.

Article 5.00 - Diligence

5.01     DEVELOPMENT PLAN. COMPANY will make commercially reasonable efforts to bring Licensed Products to market in the Field in the Territory. COMPANY shall provide MAYO with a development plan that describes how COMPANY intends to bring Licensed Products to market and achieve development milestones, with such development plan and milestones to be provided to MAYO within one hundred and twenty (120) days after the Effective Date of this Agreement.

5.02     DEVELOPMENT MILESTONES. In partial satisfaction of its obligations to bring Licensed Products to market, and as part of the development plan to be provided to Mayo, COMPANY and MAYO will in good faith agree upon a reasonable set of commercial development milestones. Once agreed and approved by the Parties the development plan and milestones will be added as Exhibit A “Development Plan”. COMPANY will promptly notify MAYO upon the achievement each of the agreed upon development milestones, identify whether COMPANY or a Sublicensee is responsible for the achievement of such milestone, and the actual date of such achievement.

5.03     DILIGENCE REPORTS. COMPANY will provide MAYO with annual reports within thirty (30) days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all Sublicensees, including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period. MAYO shall have the right to audit COMPANY’s and Sublicensees’ records relating to development of Licensed Products.

Article 6.00 – Intellectual Property Management

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 8 of 17 8/15/2019

6.01     CONTROL. MAYO will have the sole right to prepare, file, prosecute, maintain, abandon, or otherwise handle the Patent Rights and Know-How in its sole discretion, at COMPANY’s expense. MAYO will keep COMPANY informed of these activities. COMPANY shall reimburse MAYO for all documented costs and expenses associated with the Patent Rights, whether arising before or during the Term, within thirty (30) days of invoice. MAYO will have no liability to COMPANY for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, enforcement, defense or other handling of the Patent Rights and Know-How.

6.02     ENFORCEMENT. If COMPANY becomes aware of a third party infringement of any unexpired claim within the Patent Rights, COMPANY will promptly provide MAYO with written notice and provide MAYO a sample of the alleged infringing article. In the event MAYO agrees that the article infringes one more claims of the Patent Rights, the parties will confer to decide upon an appropriate course of action, if any, to take against the infringer in view of all of the circumstances then existing. MAYO shall not be required to join such action unless it has agreed to do so in writing prior to the commencement thereof, or unless deemed by the court as a necessary party.

6.03     PATENT TERM EXTENSION. MAYO shall select the patent covering each Licensed Product for patent term extension for or supplementary protection certificate under in accordance with the applicable laws of any country. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.04     PATENT MARKING. To the extent commercially feasible, COMPANY will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Licensed Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.05     DEFENSE. MAYO will have the sole but not the obligation, to take any measures deemed appropriate by MAYO, regarding (a) challenges to the Patent Rights (including interferences, inter partes review, post grant review, cover business method, ex parte examination, or derivation proceedings in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the Patent Rights (including declaratory judgment actions). COMPANY shall reasonably cooperate in any such measures if requested to do so by MAYO.

6.06     THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY for patent infringement involving a Licensed Product, COMPANY will promptly inform MAYO and keep MAYO regularly informed of the proceedings. COMPANY agrees to indemnify, defend, and hold harmless MAYO for any claims, demands or law suits related thereto.

Article 7.00 – Use of Name

7.01     USE OF NAME AND LOGO. COMPANY will not use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of MAYO or its Affiliates, including, but not limited to, the terms “MAYO®,” “MAYO Clinic®” and the triple shield MAYO logo, or any simulation, abbreviation or adaptation of the same, or the name of any

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 9 of 17 8/15/2019

MAYO employee or agent, without MAYO’s prior, written, express consent. MAYO may withhold such consent in MAYO’s absolute discretion. With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the MAYO Clinic Public Affairs Business Relations Group, at the following e-mail address: businessrelations@mayo.edu at least ten (10) business days prior to the date on which a response is needed.

Article 8.00 - Confidentiality

8.01     TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02 (Right to Disclose), neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for three (3) years thereafter and will use at least the same degree of care it employs to protect its own confidential information.

8.02     RIGHT TO DISCLOSE.

(a)

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of MAYO to its Sublicensees, consultants, and outside contractors on the condition that each such entity or person agrees to obligations of confidentiality and non-use at least as stringent as those herein. COMPANY may also disclose the existence of this Agreement and any terms and which it is legally required to disclose per its obligation to comply with SEC disclosure requirements in the Form of an 8-K or similar SEC disclosure. For the avoidance of doubt, any use of MAYO’s name or logo, including any press release shall be subject to the limitations of 7.01 (Use of Name and Logo).

(b)

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, MAYO may disclose Confidential Information of COMPANY to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non- use at least as stringent as those herein.

(c)

If a Party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing Party; and (ii) reasonably assists the disclosing Party to obtain a protective order or other remedy of disclosing Party’s election and at disclosing Party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03     CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence and Field of this Agreement will not be Confidential Information and the Parties may state that COMPANY is licensed under the Patent Rights.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01     REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY warrants

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 10 of 17 8/15/2019

and represents to MAYO that:

(a)

it is experienced in the development, production, quality control, service, manufacture, marketing and sales of products similar to the subject matter of the Patent Rights, and that it will commit itself to a thorough, vigorous and diligent program of developing and marketing the Licensed Products;

(b)

it has independently evaluated the Patent Rights and Know-How and Confidential Information, if any, their applicability or utility in COMPANY’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO, and assumes all risk and liability in connection with such determination;

(c)

it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.03 (Indemnification and Insurance) and that such insurance coverage sufficiently covers the MAYO Indemnitees;

(d)	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(e)	it shall comply and require its Sublicensees to comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement; and

(f)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.02     DISCLAIMERS.

(a)     MAYO HAS NOT MADE AND DOES NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE PATENT RIGHTS, KNOW-HOW, OR CONFIDENTIAL INFORMATION.

(b)     PATENT RIGHTS, KNOW-HOW, AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE PATENT RIGHTS, KNOW-HOW, OR CONFIDENTIAL INFORMATION. MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW, AND CONFIDENTIAL INFORMATION; THAT ANY PATENT WILL ISSUE BASED UPON ANY

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 11 of 17 8/15/2019

PENDING PATENT APPLICATION; OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCT, PATENT RIGHTS, OR KNOW- HOW WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, OR KNOW-HOW AND CONFIDENTIAL INFORMATION.

(c)     COMPANY AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY, SUBLICENSEE OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

9.03     INDEMNIFICATION AND INSURANCE.

(a)     COMPANY will defend, indemnify and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all third party claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with:

(i) the practice or exercise of any rights granted hereunder by or on behalf of COMPANY or any Sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (iii) any act or omission of COMPANY or any Sublicensee hereunder, including the negligence or willful misconduct thereof or breach of Section 11.05 (Anti-Corruption Compliance). MAYO and MAYO’s Affiliates shall have no obligation to indemnify COMPANY hereunder.

(b)     The Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of MAYO Indemnitees.

(c)     Beginning no later than the first use of a Licensed Product in a human subject, COMPANY will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder during the Term and after, such amount being at least FIVE MILLION (US $5,000,000). In addition, such policy will name MAYO and its     Affiliates as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability.

(d)     COMPANY expressly waives any right of subrogation that it may have against MAYO Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which COMPANY is obligated to indemnify, defend and hold MAYO Indemnitees harmless under this Agreement.

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 12 of 17 8/15/2019

9.0     PROHIBITION AGAINST INCONSISTENT STATEMENTS. COMPANY shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. COMPANY shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

Article 10.00 - Term and Termination

10.01     TERM. This Agreement will expire at the end of the Term.

10.02     TERMINATION FOR BREACH. If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required royalty or fee payments hereunder, MAYO will notify COMPANY in writing of such breach and COMPANY will have thirty (30) days after such notice to cure such breach to MAYO’s satisfaction. If COMPANY fails to cure such breach, MAYO may, at its sole option, convert any or all exclusive licenses granted hereunder to non-exclusive licenses, or terminate this Agreement in whole or in part by sending COMPANY written notice of termination.

10.03     TERMINATION FOR SUIT. MAYO does not license entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Agreement if COMPANY or any Sublicensee directly or indirectly brings any action or proceeding against MAYO or its Affiliates, except for an uncured material breach of this Agreement by MAYO.

10.04     INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice of termination to COMPANY in the event COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05     RETURN/DESTRUCTION OF MATERIALS / LICENSED PRODUCT. In the event of a termination pursuant to this Article 10 (Term and Termination) and at MAYO’s sole discretion, COMPANY shall either return the Licensed Product to MAYO or destroy it. If COMPANY is instructed to destroy the Licensed Product, COMPANY shall provide to MAYO destruction certification within thirty (30) days of destroying.

10.06     COPY RETENTION RIGHT. Notwithstanding the foregoing in Section 10.05, it is agreed that COMPANY may retain, in a secured location, one copy of MAYO’S Confidential Information, for the sole purpose of monitoring COMPANY’S continuing obligations to MAYO hereunder, provide that such copy is subject to the confidentiality and non-use provision of this Agreement. Further, the foregoing return or destruction requirement shall not apply to backups of computer records maintained as part of COMPANY’S reasonable IT policy or mandatory archiving obligations, provided such records shall not be accessible or usable by any third party unless as necessary and under similar confidentiality terms.

10.07     SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term, all rights

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 13 of 17 8/15/2019

granted immediately revert to MAYO. All Confidential Information of a Party shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02 (Accounting), 9.03 (Indemnification and Insurance), 10.05 (Return/Destruction of Material/Licensed Product), 10.06 (Survival) and Articles 7 (Use of Name), 8 (Confidentiality) and 11 (General Provisions). COMPANY, on behalf of itself and its Sublicensees, shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.

Article 11.00 - General Provisions

11.01     AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

11.02     CONSTRUCTION. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.

11.03     ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties.

11.04     EXPORT CONTROL. The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violations, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

11.05     ANTI-CORRUPTION COMPLIANCE. The Parties, their Affiliates, and any Sublicensee, shall conduct themselves in an ethical, lawful, businesslike and professional manner in performance of this Agreement and shall comply with all applicable laws, regulations and directives that may apply to them in the United States or elsewhere. Without limiting the foregoing and for avoidance of doubt, COMPANY, its Affiliates, and any Sublicensee, shall obey all applicable laws or regulations and shall also obey the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 USC §§ 78dd-1, et seq.) and any similar applicable anti-bribery provisions, laws or regulations. Each party shall reasonably assist the other party(ies) to assure such compliance at all times during the term of this Agreement. COMPANY’s, its Affiliates’s, or any Sublicensee’s failure to adhere to the requirements of this section shall be grounds for Mayo to terminate this Agreement immediately for cause.

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 14 of 17 8/15/2019

11.06     GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in Minnesota. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply. The exclusive fora for the foregoing are the State or District Court of Olmsted County, Minnesota, unless such action cannot by law be brought in such forum, in which case the venue required by law shall govern. COMPANY agrees unconditionally that it is personally subject to the jurisdiction of such courts.

11.07     HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.08     INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

11.09     INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to MAYO for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.10     LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.11     NO ASSIGNMENT. Neither Party may assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Party to any affiliate or other entity that controls, is controlled by or is under common control with such Party. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

11.12     NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To MAYO:     Mayo Foundation for Medical Education and Research

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 15 of 17 8/15/2019

Mayo Clinic Ventures – BB4

200 First Street SW

Rochester, Minnesota 55905-0001

Attn: Ventures Operations Phone: (507) 293-3900

Facsimile: (507) 284-5410

Email: MayoClinicVentures@mayo.edu

Fed Tax ID: 41-1506440

To COMPANY:

Fed Tax ID: 26-4333375

Legal Contact:

Haynes Boone

Rick Werner

30 Rockefeller Plaza 26th Floor New York, NY 10112

Phone: 212-659-4974

Facsimile: 212-884-8234

Email: rick.werner@haynesboone.com

Invoicing Contact:

BioSig Technologies, Inc.

Steve Chaussy

54 Wilton Road 2nd Floor Westport, CT 06880

Phone: 203-409-5444 ext 102

Facsimile: 203-429-5044

Email: schaussy@biosigtech.com

Expense Reimbursement Contact:

BioSig Technologies, Inc.

Steve Chaussy

54 Wilton Road 2nd Floor Westport, CT 06880

Phone: 203-409-5444 ext 102

Facsimile: 203-429-5044

Email: schaussy@biosigtech.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either Party may change its address or facsimile number by giving written notice in compliance with this section.

11.13     REGISTRATION OF LICENSES. COMPANY will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.14     SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 16 of 17 8/15/2019

11.15     WAIVER. The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy, facsimile, or electronic signatures of such Party’s representative hereto.

MAYO FOUNDATION FOR MEDICAL	BIOSIG TECHNOLOGIES, INC.
EDUCATION AND RESEARCH

By /s/ Andrew J. Danielson	By /s/ Kenneth L. Londoner
Name: Andrew J. Danielson	Name: Kenneth L. Londoner
Title: Chair, Business Development	Title: Chairman & CEO

Date: August 21, 2019	Date: August 15, 2019

License Agreement MAYO (2007-192)/BioSig Technologies Inc.	page 17 of 17 8/15/2019

Exhibit A DEVELOPMENT PLAN

(attached)